EXHIBIT 10.3
June 7th amendment to News Release dated May 17, 2005

ActionView Completes Agreement for Asia’s Largest Airport

May 17, 2005

Sign Installation Offers Capacity for 600 Advertisers

ActionView International, Inc. and its subsidiary companies (collectively, “ActionView Group”) are pleased to announce a contract for the placement of 50 advertising signs at the new Guangzhou Baiyun International Airport in southern China. ActionView Group is required to place its scrolling, double-sided signs within the airport along the entire domestic and international arrival and outdoor loading areas. Each sign contains the capacity for 12 advertisers bringing the total advertisers on 50 signs to 600 advertisers. The contract provides for ActionView Group to receive approximately 20% of the gross advertising revenues generated by the advertisers.

“This is the opportunity we’ve been working for as we transition from the research and development stage to a commercial operation,” commented Rick Mari, Chief Executive Officer of ActionView International, Inc. “We are fortunate to have the business partners we do in China to take advantage of the current advertising opportunities there, particularly at the stunning new Guangzhou Airport, the gateway to southern China.”

The Chinese advertising industry “has grown from virtually nothing in 1979, when the communist government lifted a ban on ads, to as much as $16 billion last year – an increase of at least 20% over 2003,” according to media buying company MindShare, as reported in an April 25, 2005 BusinessWeek article. “By next year, China will be the third largest ad market in the world, and the numbers are predicted to keep climbing as the country gears up for the 2008 Beijing Olympics.”

“Timing couldn’t be better for us. Interest in advertising in China is brisk, especially at the Guangzhou state-of-the-art facility.” Rick Mari further commented. “The enthusiasm surrounding our signs has resulted in contracts for signature calling for sign installation completion by mid-summer 2005.

About ActionView International, Inc.
ActionView International, Inc. custom-designs, develops, and manufactures vividly illuminated motion billboards. ActionView places its state of the art “smart” signs into high traffic locations and markets advertising space on the signs. ActionView shares advertising revenue generated from the billboards with advertising agencies, the local business partner and the location owner. The benefit to advertisers is big, bold exposure at top tier locations at very reasonable costs. For additional information about ActionView, please visit our Website at www.actionviewinternational.com or contact us at 1-888-889-0888.

To see the President’s Update on ActionView, please click here http://www.actionview.ca/company-aroundworld.php

On behalf of the Board of Directors of ActionView International, Inc.

Christopher Stringer,

“Chris Stringer”
President and Director

Forward-Looking Statements
This release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be 'forward looking-statements.' Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as 'expects', 'will,' 'anticipates,' 'estimates,' 'believes,' or statements indicating certain actions 'may,' 'could,' or 'might' occur.